Exhibit 99.2

INVESTOR INFORMATION

Annual Meeting

The Annual Meeting of Shareholders will be held at the Sheraton Minneapolis West, 12201 Ridgedale Drive, Minnetonka, Minnesota on April 21, 2010 at 2:00 p.m. local time. All shareholders are welcome to attend and take part in the discussion of Company affairs.

Board of Directors
Bradley D. Slye
Chairman of the Board
President, Electro-Sensors, Inc.

Peter R. Peterson
President, P. R. Peterson Company
Secretary, Electro-Sensors, Inc.

Joseph A. Marino
President/CEO, Cardia, Inc.

Geoffrey W. Miller
CFO, Wilcox Paper

Robert W. Heller
CEO, PPT Vision, Inc.

Officers
Bradley D. Slye
President; CEO and CFO

Peter R. Peterson
Secretary

Transfer Agent & Registrar
American Stock Transfer & Trust Company
Corporate Trust Services
59 Maiden Lane
New York, NY 10038

Auditors
Boulay, Heutmaker, Zibell & Co. P.L.L.P.
7500 Flying Cloud Drive, Ste. 800
Minneapolis, MN 55344

Counsel
Fredrikson & Byron, PA
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425

Exchange Listing
The Nasdaq Stock Market (Capital Market)
Common Stock
Stock Trading Symbol: ELSE

Form 10-K

The Form 10-K report included in this annual report to shareholders has been filed with the Securities and Exchange Commission (“SEC”). However, the SEC takes no action to approve or disapprove the report or to pass upon its accuracy or adequacy. This report is not intended to be used, nor may it be used, as a representation, prospectus or circular in respect to any security; it is published and furnished solely as information for the benefit of the Company’s shareholders.

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